                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                         [ ]  Confidential, for Use of the Commission
[x]  Definitive Proxy Statement                               Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                         AMERICAN VANGUARD CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  Fee not required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                          AMERICAN VANGUARD CORPORATION
                        4695 MACARTHUR COURT, SUITE 1250
                         NEWPORT BEACH, CALIFORNIA 92660

                                  May 25, 1999

Dear Shareholder:

     You are cordially invited to attend the Company's Annual Meeting of Shareholders.

     As shown in the enclosed formal notice, the meeting will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on June 24, 1999 at 1:00 p.m. In addition to action on the matters described in the Proxy Statement, we will discuss at the meeting events of the last year and our objectives for the current year. There will also be an opportunity to ask questions of your management and directors about the business of the Company.

     The formal notice of the meeting, the Proxy Statement, and the Company's Annual Report follow. We trust that after reading them, you will sign and mail the enclosed proxy so that your shares will be represented at the meeting. A prepaid return envelope is provided for this purpose.

     We are grateful for your continuing interest in the Company and look forward to seeing you at the meeting.

                          Sincerely,

                          AMERICAN VANGUARD CORPORATION

                          /s/ ERIC G. WINTEMUTE
                          -------------------------------------
                              Eric G. Wintemute
                              President and Chief Executive Officer

                          AMERICAN VANGUARD CORPORATION
                        4695 MacArthur Blvd., Suite 1250
                             Newport Beach, CA 92660

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS

                            To Be Held June 24, 1999

To the Shareholders of American Vanguard Corporation:

     The Annual Meeting of the Shareholders (the "Annual Meeting") of American Vanguard Corporation, a Delaware corporation, will be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, June 24, 1999, at 1:00 p.m., for the following purposes:

     1.   To elect seven directors for the ensuing year; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     Only shareholders of record at the close of business on May 14, 1999 are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. A copy of the Company's Annual Report, including financial statements for the year ended December 31, 1998, is enclosed with this Notice.

     All shareholders who find it convenient to do so are cordially invited to attend the meeting in person.

     Whether or not you expect to attend the Annual Meeting, you are urged to sign, date, and return the enclosed proxy in the enclosed postage paid return envelope. All shares represented by the enclosed proxy, if the proxy is properly executed and returned, will be voted as you direct. If you attend the Annual Meeting and inform the Secretary of the Company that you wish to vote your shares in person, your proxy will be revoked.

                             By Order of the Board of Directors

                             /s/ JAMES A. BARRY
                             ---------------------------------------------------
                                 James A. Barry
                                 Senior Vice President, Chief Financial Officer, Treasurer and Secretary

Newport Beach, California
May 25, 1999

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. PLEASE COMPLETE AND RETURN THE PROXY IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                          AMERICAN VANGUARD CORPORATION
                              4695 MACARTHUR COURT
                             NEWPORT BEACH, CA 92660

                                  -------------

                                 PROXY STATEMENT

                                  -------------

             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 23, 2000

                  PROXY SOLICITATION BY THE BOARD OF DIRECTORS

     This statement is furnished in connection with the Annual Meeting of Stockholders to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, at 10:00 a.m on June 23, 2000. Stockholders of record at the close of business on May 12, 2000 will be entitled to vote at the meeting.

     Proxies are being solicited by the Board of Directors of the Company. The Company will bear all costs of the solicitation. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and other employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone, telecommunication, or other similar means to obtain proxies. If the enclosed proxy is executed and returned, the shares represented by the proxy will be voted as specified therein. If a proxy is signed and returned without specifying choices, the shares will be voted "FOR" the election of each nominee for director as set forth in the Notice of Annual Meeting and in the proxies' discretion as to other matters that may properly come before the Annual Meeting.

     Any stockholder has the power to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (i) filing with the Company's Secretary written revocation of his or her proxy, (ii) giving a duly executed proxy bearing a later date, or (iii) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not in itself revoke his or her proxy. This Proxy Statement is being mailed to stockholders on or about May 23, 2000.

     The Board of Directors has fixed the close of business on May 12, 2000, as the record date for the purpose of determining the stockholders entitled to notice of and to vote at the Annual Meeting. The Company has only two authorized classes of shares, Preferred and Common Stock, each with a par value of $0.10 per share. There are 400,000 shares of Preferred Stock authorized, none of which have been issued. There are 10,000,000 shares of Common Stock authorized, and, as of May 12, 2000, 2,701,639 are outstanding. Each stockholder will be entitled to one vote, in person or by proxy, for each share standing in his or her name on the Company's books as of the record date. Each holder of Common Stock may cumulate his or her votes for directors giving one candidate a number of votes equal to the product of the number of directors to be elected times the number of shares of Common Stock held by such holder, or he or she may distribute his or her votes on the same principle among as many candidates as he or she shall see fit. For a holder of Common Stock to exercise his or her cumulative voting rights, he or she must give notice at the Annual Meeting, prior to the commencement of voting, of his or her intention to cumulate his or her votes. If any holder of Common Stock gives such notice, then every holder of Common Stock entitled to vote may cumulate his or her votes for candidates in nomination.

     The seven directors to be elected by the holders of Common Stock shall be the seven candidates receiving the highest number of votes cast by holders of Common Stock. Discretionary authority to cumulate votes is hereby solicited by the Board and return of the Proxy shall grant such authority.

     Shares represented by proxies which are marked "withhold authority" or to deny discretionary authority on any matter will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matter. Proxies relating to "street name" shares which are not voted by brokers on one or more matters will not be treated as shares present for purposes of determining the presence of a quorum unless they are voted by the broker on at least one matter. Such non-voted shares will not be treated as shares represented at the meeting as to any matter for which non-vote is indicated on the broker's proxy.

     IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE "FOR" THE ELECTION OF ALL SEVEN NOMINEES FOR DIRECTOR IDENTIFIED BELOW UNLESS AUTHORITY IS WITHHELD BY THE STOCKHOLDER GRANTING THE PROXY. IF ANY NOMINEE BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY THE BOARD, UNLESS THE STOCKHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS.

                         ITEM I - ELECTION OF DIRECTORS

     The Board of Directors of the Company is elected annually. The Certificate of Incorporation and Bylaws of the Company currently provide that the number of directors of the Company shall not be more than nine nor less than three. The Board has determined by resolution, that it shall consist of seven Members. Seven directors are to be elected at the Annual Meeting and will hold office from the time of the election until the next Annual Meeting and until their respective successors are duly elected and qualified, or until their earlier resignation or removal.

     The following sets forth the names and certain information with respect to the persons nominated for election as directors, all of whom have had the same principal occupation for more than the past five years, except as otherwise noted. All such nominees have consented to serve, and all nominees are now directors, and were elected by the stockholders at the 1999 Annual Meeting of Stockholders except for Mr. Jay R. Harris who was elected in accordance with the terms and conditions of the Company's bylaws at the March 17, 2000 meeting of the Board of Directors and Mr. Carl R. Soderlind.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IDENTIFIED
BELOW.

NOMINEES FOR ELECTION AS DIRECTORS

HERBERT A. KRAFT has served as Co-Chairman of the Board since July 1994. Mr. Kraft served as Chairman of the Board and Chief Executive Officer from 1969 to July 1994. Age 76.

GLENN A. WINTEMUTE has served as Co-Chairman of the Board since July 1994. Mr. Wintemute served as President of the Company and all operating subsidiaries from 1984 to July 1994 and was elected a director in 1971. He served as President of Amvac Chemical Corporation ("AMVAC") from 1963 to July 1994. Age 75.

ERIC G. WINTEMUTE has served as a director of the Company since 1994. Mr. Wintemute has also served as President and Chief Executive Officer since July 1994. He was appointed Executive Vice President and Chief Operating Officer of the Company in January 1994, upon the Company's acquisition of GemChem. He co-founded GemChem, a national chemical distributor, in 1991 and served as its President. Mr. Wintemute was previously employed by AMVAC from 1977 to 1982. From 1982 to 1991, Mr. Wintemute worked with R. W. Greeff & Co., Inc., a former distributor of certain of AMVAC's products. During his tenure with R. W. Greeff & Co., Inc., he served as Vice President and director. He is the son of the Company's Co-Chairman, Glenn A. Wintemute. Age 44.

JAMES A. BARRY has served as a director of the Company since 1994. Mr. Barry was appointed Senior Vice President in February 1998 and Secretary in August 1998. He has served as Treasurer since July 1994 and as Chief Financial Officer of the Company and all operating subsidiaries since 1987. He also served as Vice President from 1990 through January 1998 and as Assistant Secretary from June 1990 to July 1998. From 1990 to July 1994, he also served as Assistant Treasurer. Age 49.

JAY R. HARRIS has served as director of the Company since March 2000. Mr. Harris is President and Co-Founder of Goldsmith & Harris, a broker dealer providing investment research to institutional and professional investors. He has held this position since 1982, the year Goldsmith & Harris (or its predecessors) was founded. Age 65

JOHN B. MILES has served as director of the Company since March 1999. Mr. Miles is a Partner with the law firm McDermott Will & Emery and has held the position of partner since 1987. Prior to 1987, Mr. Miles was a partner with Kadison Pfaelzer Woodward Quinn & Rossi. Mr. Miles has previously served on boards of directors for public and private corporations. Age 56.

CARL R. SODERLIND is Chairman and Chief Executive Officer of Golden Bear Oil Specialties a producer of niche specialty oil and chemical products used in a variety of industrial applications. Mr. Soderlind has held this position since 1997. From 1961 to 1996 he served in various capacities of Witco Corporation, with his most recent position being Senior Executive Vice President and member of the Management Committee. Age 66

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors maintains standing Audit, Compensation and Executive Committees. The names of the committees, their current membership, and a brief statement of their principal responsibilities are presented below.

     AUDIT COMMITTEE - The Audit Committee's principal responsibilities are to review the plan and results of the independent audit engagement and the system of internal accounting controls and to direct and supervise special audit inquiries. The Audit Committee meets periodically with management and the independent auditors to make inquiries regarding the manner in which the responsibilities of each are being discharged and to report thereon to the Board of Directors. The Audit Committee members are Messrs. John B. Miles and Jesse E. Stephenson.

     COMPENSATION COMMITTEE - The Compensation Committee is composed of Messrs. Herbert A. Kraft, John B. Miles and Jesse E. Stephenson. The Compensation Committee's principal responsibility is to review and make recommendations regarding executive compensation policies and periodically review and approve or make recommendations with respect to matters involving executive compensation, to take or to review and make recommendations to the Board regarding employee benefit plans or programs and to serve as a counseling committee to the Chief Executive Officer regarding matters of key personnel selection, organization strategies and such other matters as the Board may from time to time direct.

     EXECUTIVE COMMITTEE - Members of the Executive Committee are Herbert A. Kraft, Glenn A. Wintemute, Eric G. Wintemute and James A. Barry. The Executive Committee acts in place of the Board of Directors between Board meetings. It is empowered to act on behalf of the Board of Directors when the Board is not in session, except as such authority is limited by Delaware Corporation Law or the Bylaws.

     Meetings and Attendance - During 1999, the Executive Committee met four times, while the Audit Committee and Compensation Committee each met twice. The Board of Directors met four times.

     During 1999, non-employee directors received $2,000 for each regular or special Board meeting attended and a fee of $1,000 for each Committee meeting attended.

     Effective with a non-employee director's first election to the Board (commencing with the 1996 election), he or she receives an option to purchase 2,500 shares of the Company's Common Stock. Additionally, should any non-employee member of the Board be re-elected to a succeeding term, an additional option for 1,000 shares will be granted on the date of the Board member's re-election. The exercise price(s) per share shall be the closing price as of the close of business on the day immediately preceding the date the Board member is elected or was re-elected. The options may be exercised in whole or in part from time to time, within five years from the date of grant, provided that such option shall lapse and cease to be exercisable as a result of the resignation of or failure to be re-elected, in which event such period shall not exceed twelve months after the date of resignation or election; or such option shall lapse and cease to be exercisable immediately as a result of death or death shall have occurred following the resignation of or failure to be re-elected and while the option was still exercisable. There were no stock options exercised during the year ended December 31, 1999.

                              BENEFICIAL OWNERSHIP

The following table sets forth certain information, as of May 12, 2000, with respect to the Common Stock owned by (i) each director or nominee of the Company and the Named Executive Officers (as defined herein under the heading "Executive Compensation and Other Information"), (ii) all directors and executive officers of the Company as a group and (iii) each party known to the Company to beneficially own more than 5% of the Company's issued and outstanding Common Stock.

                                  Amount and Nature(a)
      Name of                         of Beneficial                Percent
  Beneficial Owner                     Ownership                   of Class
  ----------------                -------------------              --------

Herbert A. Kraft                       649,324(b)                    24.0
Glenn A. Wintemute                     626,956(c)                    23.2
Goldsmith & Harris, et al              151,273(d)                     5.6
Jay R. Harris                           97,837(e)                     3.6
Eric G. Wintemute                       68,093(f)                     2.5
Jesse E. Stephenson                     37,235(g)                     1.4
David B. Cassidy                        44,000(h)                     1.6
Glen D. Johnson                         11,000(i)                      --(k)
James A. Barry                             -0-                         --(k)
John B. Miles                            2,750(j)                      --(k)
All Directors and Officers           1,595,125                       57.4
 as a Group (13 persons)

--------------------------

(a) Record and Beneficial

(b) Mr. Kraft owns all of his shares with his spouse in a family trust, except as to 1,573 shares held in an Individual Retirement Account.

(c) This figure includes 25,542 shares of Common Stock owned by Mr. G. A. Wintemute's minor children for which Mr. Wintemute is a trustee and disclaims beneficial ownership.

(d) This figure does not include 95,087 shares beneficially owned by Mr. Jay R. Harris. Mr. Harris is a control person of Goldsmith & Harris.

(e) This figure includes 2,750 shares of Common Stock Mr. Harris is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Report.

(f) This figure includes 22,000 shares of Common Stock Mr. Wintemute is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this report as well as 2,200 shares of Common Stock owned by Mr. Wintemute's minor children for which Mr. Wintemute is a trustee and disclaims beneficial ownership.

(g) Mr. Stephenson holds all of his shares in a family trust. This figure includes 6,050 shares of Common Stock Mr. Stephenson is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Report.

(h) This figure includes 33,000 shares of Common Stock Mr. Cassidy is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Report.

(i) This figure represents 11,000 shares of Common Stock Mr. Johnson is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Annual Report.

(j) This figure represents shares of Common Stock Mr. Miles is entitled to acquire pursuant to stock options exercisable within sixty days of the filing of this Report.

(k) Under 1% of class.

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

     Based solely on the Company's review of the copies of such forms received by the Company, or representations obtained from certain reporting persons, the Company believes that during the year ended December 31, 1999 all filing requirements applicable to its officers, directors, and greater than ten percent beneficial stockholders were complied with except that Mr. Eric G. Wintemute did not timely file a Form 4 or 5 with respect to certain options (not yet exercised and not adjusted for the 10% stock dividend distributed in April 2000) which total 50,000 shares granted to Mr. Wintemute in 1999. Mr. David B. Cassidy did not timely file a Form 4 or 5 with respect to certain options (not yet exercised and not adjusted for the 10% stock dividend distributed in April 2000) which total 30,000 shares granted to Mr. Cassidy in 1996. Mr. Glen D. Johnson did not timely file a Form 3 or 5 (after joining the Company in February 1999) with respect to joining, as an officer, of one of the Company's wholly-owned subsidiaries and with respect to certain options (not yet exercised and not adjusted for the 10% stock dividend distributed in April 2000) which total 30,000 shares granted to Mr. Johnson in 1999. Additionally, Mr. John B. Miles did not timely file a Form 3 as a director and a Form 4 for director stock options for 2,500 shares (not yet exercised and not adjusted for the 10% stock dividend distributed in April 2000) in 1999. Messrs. Wintemute, Cassidy, Johnson and Miles required filings have all been filed as of the filing of this report.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth the aggregate cash and other compensation for services rendered for the years ended December 31, 1999, 1998 and 1997 paid or awarded by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company, whose aggregate remuneration exceeded $100,000 (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                    -----------------------
                                     ANNUAL COMPENSATION(1)                     AWARDS                     PAYOUTS
                                     -------------------                        ------                     -------
       (a)                  (b)        (c)       (d)         (e)          (f)           (g)           (h)        (i)

                                                            OTHER         RE-        SECURITIES                   ALL
      NAME                                                 ANNUAL      STRICTED      UNDERLYING                  OTHER
      AND                                                  COMPEN-      STOCK        OPTIONS/        LTIP       COMPEN-
    PRINCIPAL                        SALARY     BONUS      SATION      AWARD(S)        SARS         PAYOUTS      SATION
    POSITION                YEAR      ($)        ($)         ($)         ($)           (#)            ($)          ($)
   ---------                ----    -------     ------     --------   ---------    ----------       --------    -------
Eric G. Wintemute           1999    328,550       -           -            -          50,000(2)        -          5,082(4)
 President and              1998    284,177       -           -            -             -             -          5,359(4)
 Chief Executive            1997    244,244       -           -            -             -             -          4,723(4)
   Officer

James A. Barry              1999    148,000       -           -            -             -             -          4,700(4)
 Senior V.P., CFO &         1998    152,275       -           -            -             -             -          4,803(4)
 Secretary/Treasurer        1997    134,819       -           -            -             -             -          4,608(4)

David B. Cassidy            1999    188,885       -           -            -             -             -          5,130(4)
 Executive Vice             1998    194,010       -           -            -             -             -          5,086(4)
 President (AMVAC)          1997    175,414       -           -            -             -             -            562(4)

Glen D. Johnson(3)          1999    153,654       -           -            -          30,000(5)        -          2,110(4)
 Sr. Vice President         1998        -         -           -            -             -             -             -
 (AMVAC)                    1997        -         -           -            -             -             -             -

Herbert A. Kraft(7)         1999        -         -           -            -             -             -        108,173(6)
 Co-Chairman                1998        -         -           -            -             -             -        138,101(6)
                            1997        -         -           -            -             -             -        180,168(6)

Glenn A. Wintemute(7)       1999        -         -           -            -             -             -        106,491(6)
 Co-Chairman                1998        -         -           -            -             -             -        138,223(6)
                            1997        -         -           -            -             -             -        195,192(6)

-------------------

     (1) No executive officer enjoys perquisites that exceed the lesser of $50,000, or 10% of such officer's salary.

     (2) Represents options to purchase Common Stock (not adjusted for the 10% stock dividend distributed in April 2000) of the Company in accordance with the terms and conditions of Mr. Wintemute's Employment Agreement.

     (3) Mr. Johnson joined AMVAC Chemical Corporation as Senior Vice President in February, 1999.

     (4) These amounts represent the Company's contribution to the Company's Retirement Savings Plan, a qualified plan under Internal Revenue Code Section 401(k).

     (5) Represents options to purchase Common Stock (not adjusted for the 10% stock dividend distributed in April 2000) of the Company in accordance with the terms and conditions of Mr. Johnson's Employment Agreement.

     (6) Amounts represent payments received by each individual (during calendar year) under his consulting agreement.

     (7) Messrs. Kraft and Wintemute retired from the Company as active employees in July 1994. The Company entered into consulting agreements with Messrs. Kraft and Wintemute in July 1994. Mr. Wintemute's consulting agreement expires in July 2000 and Mr. Kraft's consulting agreement expires in July 2001. (See Employment Agreements in this Report.)

Employment Agreements

     On January 15, 1999, the Company entered into a four-year employment agreement with Mr. Eric G. Wintemute. Mr. Wintemute serves as President and Chief Executive Officer of the Company. Mr. Wintemute's base annual compensation is set by contract. The agreement also granted Mr. Wintemute options to purchase 50,000 shares of Common Stock for the exercise price equal to the closing trading price on the AMEX on April 1, 1999. Such options are exercisable at the rate of 10,000 shares on April 1, 1999, 10,000 shares on January 15, 2000, 10,000 shares on January 15, 2001, 10,000 shares on January 15, 2002 and 10,000 shares on January 15, 2003. Notwithstanding other terms of the agreement, all options granted, if not exercised, expire on January 15, 2008. The agreement also provides Mr. Wintemute with certain additional benefits which are customary for executives in the industry. The Agreement subjects Mr. Wintemute to confidentiality obligations for a period of four years following termination of the agreement.

     On January 1, 1999, the Company entered into a three-year employment agreement with Mr. Glen D. Johnson. Under the agreement, Mr. Johnson serves as Senior Vice President of AMVAC Chemical Corporation. Mr. Johnson's beginning annual salary was set by contract with such annual increases as may be determined by the Compensation Committee, in its sole discretion, except that Mr. Johnson's annual salary will be increased by not less than an amount equal to the cost of living index during each year of the agreement. The agreement also grants Mr. Johnson options to purchase 30,000 shares of Common Stock. Such options are exercisable at the rate of 10,000 shares on January 1, 2000, at an exercise price of the average published stock price for the period December 15, 1998 through and including January 1, 1999; 10,000 shares on January 1, 2001, at an exercise price of the average published stock price for the period December 15, 1999 through and including January 1, 2000; and 10,000 shares on January 1, 2002, at an exercise price of the average published stock price for the period December 15, 2000 through and including January 1, 2001. Notwithstanding other terms of the agreement, all options expire on December 31, 2004. The agreement also provides Mr. Johnson with certain additional benefits which are customary for executives in the industry.

     In connection with their retirement from the Company as active employees, in July 1994, Messrs. Herbert A. Kraft and Glenn A. Wintemute entered into written consulting agreements with the Company effective July 14, 1994. Pursuant to the consulting agreements, Messrs. Kraft and Wintemute perform management and financial consulting services for the Company as assigned by the Board of Directors or the Chief Executive Officer. The agreements originally were to expire on July 14, 1999. In 1996, the expiration date for both agreements was amended to July 14, 2000. In March 2000 Mr. Kraft's consulting agreement expiration date was amended to July 14, 2001. The agreements provide that neither Messrs. Kraft or Wintemute will be required to expend more than 400 hours in any twelve month period or forty hours in any one month period. Under the agreements, Messrs. Kraft and Wintemute each received $287,500 for the year ended July 14, 1995, $243,750 for the year ended July 14, 1996, $200,000 for the year ended July 14, 1997, $156,250 for the year ended July 14, 1998 and $112,500 for the year ended July 14, 1999. They will also, under the agreements, each receive $100,000 for the year ending July 14, 2000, and Mr. Kraft will receive $100,000 for the year ending July 14, 2001. In the event of death or disability prior to the expiration date of the consulting agreement, such payments will continue to be paid to the individual or his estate, as applicable. The agreements also provide for continuation of medical and dental insurance benefits until the expiration of the term of the agreements.

                               OPTION GRANTS 1999

     The following table sets forth information on grants of stock options during the year ended December 31, 1999 (not adjusted for the 10% stock dividend distributed in April 2000) to the executive officers named in the Summary Compensation Table. No stock appreciation rights were granted during 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

                   INDIVIDUAL GRANTS
                   -----------------

                                                                                      Potential Realizable Value
                                                                                              at Assumed
                           Number of                                                        Annual Rates of
                           Securities      % of Total                                  Stock Price Appreciation
                           Underlying    Options/SAR's                                    For Option Term(4)
                            Options/       Granted to     Exercise or
                              SARs        Employees in     Base Price     Expiration
          Name              Granted       Fiscal Year       ($/Share)         Date       5%($)           10%($)
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
Eric G. Wintemute          50,000(1)                          4.716        1/15/08      129,926         320,216
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
James A. Barry                -0-              -                -             -            -              -
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
David B. Cassidy              -0-              -                -             -            -              -
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
Glen D. Johnson            30,000(2)                          6.887(3)    12/31/04       61,319         139,230
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
Herbert A. Kraft              -0-              -                -             -            -              -
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------
Glenn A. Wintemute            -0-              -                -             -            -              -
------------------------- ------------- ----------------- -------------- ------------ ------------- --------------

----------------------------

(1) Options were granted pursuant to Mr. Wintemute's Employment Agreement. The options are exercisable at the rate of 10,000 shares on April 1, 1999 and 10,000 shares on each anniversary of the Employment Agreement. (Agreement effective date is January 15, 1999.) All option exercise privileges are cumulative, so that any option that has become exercisable but that has not been exercised shall remain exercisable throughout the balance of the option period.

(2) Options were grant pursuant to Mr. Johnson's Employment Agreement. The options are exercisable at the rate of 10,000 shares on each anniversary of the Employment Agreement. (Agreement effective date is January 1, 1999.) All option exercise privileges are cumulative, so that any option that has become exercisable but that has not been exercised shall remain exercisable throughout the balance of the option period.

(3) Exercise price is blended pursuant to the terms and conditions of Mr. Johnson's Employment Agreement. The exercise price(s) are equal to 100% of the Fair Market Value of a share of Common Stock.

(4) Pursuant to the Rules of the SEC, these amounts reflect the calculations at assumed 5% and 10% appreciation rates. Such calculations are not intended to forecast future appreciation, if any, and do not necessarily reflect the actual value, if any, that may be realized. The actual value of such options, if any, would be realized only upon the exercise of such options and depends upon the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved. The potential realizable value was computed as the difference between the appreciated value (at the end of the term of the options) of the Common Stock into which the listed options are exercisable and the aggregate exercise price of such options.

Stock Option Exercises

There were no stock options exercised by the executive officers named in the Summary Compensation Table, as set forth above, concerning the exercise of options during the year ended December 31, 1999.

                  OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table shows, with respect to the named individuals, the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1999, with respect to options to purchase Common Stock of American Vanguard Corporation. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Common Stock. The closing price of the Common Stock on December 31, 1999, the last trading day of American Vanguard's fiscal year, was $6.125 per share. None of the named individuals exercised any stock options during the year.

                     AGGREGATED OPTION/SAR EXERCISES IN 1999
                          AND FY-END OPTION/SAR VALUES

--------------------------------- ---------------- ----------------- ----------------------- ---------------------
(a)                               (b)              (c)               (d)                     (e)
                                                                           Number of
                                                                           Securities              Value of
                                                                           Underlying            Unexercised
                                                                          Unexercised            In-the-Money
                                      Shares            Value             Options/SARs         Options/SARs at
                                     Acquired          Realized          at Fy-End (#)            Fy-End ($)
                                        on               ($)              Exercisable/           Exercisable/
                                     Exercise                            Unexercisable          Unexercisable
                                        (#)
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
Eric G. Wintemute                       --                --              10,000/40,000          14,090/56,360
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
James A. Barry                          --                --                    5,500/0                    0/0
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
David B. Cassidy                         -                --                   30,000/0               15,495/0
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
Glen D. Johnson                          -                --                   0/30,000                0/3,400
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
Herbert A. Kraft                        --                --                   --                     --
--------------------------------- ---------------- ----------------- ----------------------- ---------------------
Glenn A. Wintemute                      --                --                   --                     --
--------------------------------- ---------------- ----------------- ----------------------- ---------------------


Compensation Interlocks and Insider Participation

     The Compensation Committee of the Board consists of Messrs. Herbert A. Kraft, John B. Miles and Jesse E. Stephenson. Mr. Kraft, in addition to being a director, is the Co-Chairman. Mr. Miles and Mr. Stephenson, in addition to being directors also serve on the Audit Committee.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board consists of Messrs. Herbert A. Kraft, John B. Miles and Jesse E. Stephenson. The Compensation Committee sets and administers the policies which govern annual and long-term executive compensation. The Committee is responsible for the design and implementation of salary and incentive programs for executive officers and other key officers/employees/personnel which are consistent with American Vanguard's overall compensation philosophy. Key elements of that philosophy include:

     o Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company.

     o Assuring that total compensation levels are competitive with those at peer companies and are commensurate with relative stockholder returns and the Company's financial performance.

     o Focusing executives on the financial objectives that support total stockholder returns.

     o Emphasizing long-term financial performance and sustained market value creation vs. short-term gains.

     Executive officers of the Company are paid salaries in line with their responsibilities. The salaries (short-term cash compensation) are set in an attempt to pay such officers competitively. With respect to long-term incentive compensation, upon the Committee's recommendation, the Board adopted and the stockholders approved in 1995, the Company's 1994 Stock Incentive Plan (the "Plan") which is designed to link such officers' and other key employees' long-term financial interests to those of the stockholders. The Committee expects to consider future various cash incentive compensation programs specifically tied to Company performance for the employees as a potential method of rewarding the achievement of specific Company performance based goals. It has not been finally determined if or when such other incentive programs will be put in place.

     The foregoing report has been furnished by the Board of Directors, Messrs. Herbert A. Kraft, Glenn A. Wintemute, Eric G. Wintemute, James A. Barry, John B. Miles, Jay R. Harris, and Jesse E. Stephenson.

                             STOCK PERFORMANCE GRAPH

         The following graph presents a comparison of the cumulative, five-year total return for the Company, the S&P 500 Stock Index, and a peer group selected by Value Line (Chemical--Specialty Industry). The graph assumes that the beginning values of the investments in the Company, the S&P 500 Stock Index, and the peer group of companies each was $100. All calculations assume reinvestment of dividends.


                                     1994       1995     1996       1997      1998      1999

American Vanguard Corporation      $100.00    $ 90.00  $103.26    $ 91.07   $ 88.06   $ 92.91
Standard & Poors 500               $100.00    $137.50  $169.47    $226.03   $290.22   $349.08
Chemicals:Specialty                $100.00    $128.72  $154.25    $191.24   $170.11   $168.25

                          ITEM 2 - APPROVAL OF AMENDED
                          AMERICAN VANGUARD CORPORATION
                            1994 STOCK INCENTIVE PLAN

     The stockholders approved the American Vanguard Corporation 1994 Stock Incentive Plan (the "1994 Stock Plan") at the 1995 Annual Meeting. The 1994 Stock Plan is intended to provide individual participants with an opportunity to acquire a proprietary interest in American Vanguard Corporation and give them an additional incentive to use their best efforts for American Vanguard's long-term success.

     The Plan is administered by a committee designated by the Board of Directors (the "Committee") consisting of not less than two members of the Board of Directors, all of whom shall be "disinterested persons" with the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act") or any successor rule and, to the extent and when required by such Regulations, within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (the "Code") and the final regulations thereunder (the "Regulations").

     The 1994 Stock Plan permits the granting of stock options in the form of Incentive Stock Options or Non-Qualified Stock Options, in the sole discretion of the Committee. The terms and conditions of each award are set forth in a written agreement with the participant. All officers, directors, or employees of or consultants to the Company or its subsidiaries, as the Committee shall in its sole discretion select, are eligible to participate in the plan: however, no person shall receive any Incentive Stock Option unless such person is an employee of the Company, or a subsidiary at the time the Incentive Stock Option is granted.

     The exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the Plan) of a share of Common Stock on the date the option is granted (or such later date as the Committee shall determine in the case of Non-Qualified Stock Options), and may be exercisable for a term of no longer than ten years from the date of grant. Options generally cease to be exercisable upon termination of employment, or a period following such termination of employment not exceeding three months (as determined by the Committee), except that such period may be extended if employment shall have been terminated by reason of disability, death or retirement. In no event may the exercise period be extended beyond the original exercise period of the option.

     The aggregate Fair Market Value (determined at the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are first exercisable during any calendar year by any participant may not exceed $100,000. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns stock possessing more that 10% of the total combined voting power of all classes of stock of the Company, unless (i) the exercise price per share of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Common Stock on the date of grant, and (ii) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

     The Board of Directors may, from time to time, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, except that no such amendment will alter or impair any rights or obligation under any award theretofore made under the Plan without the consent of the participant to whom such award was made and provided that no such amendment (unless approved by the stockholders of the Company) will: (i) materially increase the number of shares of Common Stock in respect of with awards may be granted; (ii) amend the provisions with respect to Incentive Stock Options in any manner which would disqualify such Incentive Stock Options under Section 422 of the Code: (iii) materially modify the class of eligible employees; or (iv) materially increase the benefits accruing to participants.

CHANGES TO THE 1994 STOCK PLAN

     The Board of Directors desires to amend the 1994 Stock Plan to increase the number of shares authorized for granting awards under the Plan and change the maximum Options that may be granted to any one participant pursuant to the Plan. The following summary description of the proposed amendment to the 1994 Stock Plan is qualified in its entirety by reference to the full text of the amendment which is attached to American Vanguard's proxy statement as Exhibit A.

     Among the changes effected by the proposed amendment of the 1994 Stock Plan is an increase, effective June 24, 1999, in the number of shares of Common Stock available for granting awards under the 1994 Stock Plan. The number of shares authorized for granting awards when the 1994 Stock Plan was first approved in 1995 was 50,000 (55,000 shares adjusted for the 10% stock dividend distributed on March 15, 1996). The proposed amendment will authorize 220,000 (as adjusted for the 10% stock dividend distributed April 14, 2000) shares of Common Stock for granting awards under the 1994 Stock Plan effective June 24, 1999.

AWARDS UNDER THE PROPOSED AMENDMENT

     Benefits payable or amounts that will be granted after the effective date of the proposed amendment of the 1994 Stock Plan are not determinable at this time. The proposed amendment would define the class of eligible employees to be consistent with the manner in which the 1994 Stock Plan is currently being administered.

UNITED STATES FEDERAL INCOME TAX ASPECTS OF THE 1994 STOCK PLAN

     Non-statutory Stock Options. Non-statutory stock options as a general rule, no federal income tax is imposed on the optionee upon the grant of a non-statutory stock option (an option other than an incentive stock option, which is described below). In addition, American Vanguard is not entitled to a tax deduction by reason of such a grant. Generally, upon the exercise of a non-statutory stock option, the optionee will be treated as receiving compensation taxable as ordinary income in the year of exercise over the option price paid for such shares.

     Upon the exercise of a non-statutory stock option, American Vanguard may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the award recipient assuming any federal income tax withholding requirements are satisfied. Upon a subsequent disposition of the shares received upon exercises of a non-statutory stock option, any appreciation after the date of exercise should qualify as a capital gain.

     Incentive Stock Options. The incentive stock options under the 1994 Stock Plan are intended to constitute "incentive stock options" within the meaning of
Section 422 of the Internal Revenue Code. Incentive stock options are subject to special federal income tax treatment. No federal income tax is imposed on the optionee upon the grant or exercise of incentive stock options if the optionee does not dispose of shares acquired pursuant to the exercise within the two-year period beginning on the date the option was granted or within the one-year period beginning on the date the option was exercised (collectively, the "holding period"). If these conditions are met and no tax is imposed on the optionee, then American Vanguard would not be entitled to any deduction for federal income tax purposes in connection with the grant or exercise of the option or the disposition of the underlying shares. With respect to an incentive stock option, the difference between the fair market value of the stock on the date of exercise and the exercise price generally must be included in the optionee's alternative minimum taxable income.

     Upon disposition of the shares received upon exercise of an incentive stock option after the holding period, the difference between that amount realized and the exercise price would constitute a long-term capital gain or loss. If an optionee disposes of shares acquired pursuant to his or her exercise of an incentive stock option prior to the end of the holding period, the optionee will be treated as having received, at the time of disposition, compensation taxable as ordinary income. In such event, American Vanguard may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the optionee. The amount treated as compensation is the excess of the fair market value of the shares at the time of exercise (or in the case of a sale in which a loss would be recognized, the amount realized on the sale if less) over the exercise price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as short-term or long-term capital gain, depending on the holding period of the shares.

REQUIRED VOTE AND RECOMMENDATION

     The amendment of the 1994 Stock Plan will be approved at the Annual Meeting if the votes cast in favor of the amendment exceeds the number of votes cast opposing it. The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of the amendment to the 1994 Stock Plan.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THIS PROPOSAL.

                              INDEPENDENT AUDITORS

     The firm of BDO Seidman, LLP ("BDO") were the auditors for the year ended December 31, 1999. BDO has no direct or indirect material financial interest in the Company. A representative of BDO is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he/she so desires. The BDO representative will also be available to respond to appropriate questions raised by those in attendance at the Annual Meeting.

                 PROPOSALS FOR SUBMISSION AT NEXT ANNUAL MEETING

     Any stockholder who intends to nominate candidates for election as directors or present a proposal at the 2001 Annual Meeting, without inclusion of such proposal in the Company's proxy materials, is required to provide notice of such proposal to the Company. Notice must be received by the Corporate Secretary no earlier than December 31, 2000 and no later than January 25, 2001.

                           ANNUAL REPORT ON FORM 10-K

     Upon request, the Company will provide without charge to any beneficial owner of its Common Stock, a copy of its Annual Report on Form 10-K, excluding exhibits but including financial schedules (if applicable), filed with the Securities and Exchange Commission with respect to the year ended December 31, 1999. Requests are to be made to the attention of the Chief Financial Officer, American Vanguard Corporation, 4695 MacArthur Court, Suite 1250, Newport Beach, California 92660.

                                  OTHER MATTERS

     The Company's Annual Report for the year ended December 31, 1999, accompanies this Proxy Statement. The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than the matters described herein. If any other matter properly comes before the Annual Meeting, the holders of the proxies will vote thereon in accordance with their best judgment.

                              By Order of the Board of Directors

                              /s/ JAMES A. BARRY
                              --------------------------------------------------
                                  James A. Barry
                                  Senior Vice President, Chief Financial Officer Treasurer and Secretary


Dated:  May 23, 2000

                          AMERICAN VANGUARD CORPORATION
                        4695 MACARTHUR COURT, SUITE 1250
                         NEWPORT BEACH, CALIFORNIA 92660

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The Undersigned hereby appoints ERIC G. WINTEMUTE and JAMES A. BARRY as Proxies, each with the power to appoint his substitute, and authorizes them to represent and to vote as designated on the reverse, all the shares of common stock of American Vanguard Corporation held of record by the Undersigned on May 12, 2000, at the Annual Meeting of Shareholders, to be held at the Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on June 23, 2000, or at any adjournment thereof.

                   (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                         PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                          AMERICAN VANGUARD CORPORATION

                                  JUNE 23, 2000



                 Please Detach and Mail in the Envelope Provided
--------------------------------------------------------------------------------

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


                            FOR all nominees         WITHHOLD
                             listed at right        AUTHORITY
                          (except as indicated       to vote
                            to the contrary)     for all nominees     NOMINEES:
1. To elect                       [ ]                  [ ]                  James A. Barry
   seven                                                                    Jay R. Harris
   directors                                                                Herbert A. Kraft
   for the ensuing year:                                                    John B. Miles
                                                                            Carl R. Soderlind
                                                                            Eric G. Wintemute
                                                                            Glenn A. Wintemute


(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL
NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST
AT RIGHT.)


                                                                 FOR              ABSTAIN           AGAINST

2.      To act upon a proposal to approve an amendment
        to the American Vanguard Corporation 1994 Stock
        Incentive Plan; and                                       [ ]              [ ]               [ ]


3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.


PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.


Signature ____________________ Signature ____________________ Dated:___ , 2000
                                           IF HELD JOINTLY


NOTE: Please sign exactly as name appears. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a Partnership, please sign in the partnership name by an authorized person.